Exhibit 10.6

Basic Worker Dispatch Contract

Kabushiki Kaisya PayPay (hereinafter referred to as “PayPay”) and Kabushiki Kaisya PayStorage (hereinafter referred to as “PayStorage”) enter into the following Worker Dispatch Basic Agreement (hereinafter referred to as the “Agreement”) regarding the dispatch of workers employed by PayStorage.

Article 1 (Basic Agreement)

1.	PayStorage agrees to dispatch dispatched workers employed by PayStorage to PayPay to engage in work for PayPay under the direction and orders of PayPay, and the basic terms and conditions of such dispatch shall be set forth in this Agreement.
2.	In entering into this Agreement, PayPay and PayStorage shall comply with the Act for Securing Proper Operation of Worker Dispatching Undertakings and Protection of Dispatched Workers (hereinafter referred to as the “Worker Dispatching Act”), other related laws, regulations and guidelines, and shall take appropriate measures.

Article 2 (Application of this Agreement)

The provisions of this Agreement shall apply to the individual worker dispatch contracts (hereinafter referred to as “Individual Dispatch Contracts”) separately concluded by PayPay and PayStorage during the effective period of this Agreement. However, if there is any conflict between the provisions of the Individual Dispatch Contract and those of this Agreement, or if there is a steamer, the provisions of the Individual Dispatch Contract shall take precedence over those of this Agreement.

Article 3 (Individual Worker Dispatch Contract)

The Individual Dispatch Contract based on this Agreement shall be concluded each time PayPay requests dispatch from PayStorage, and shall specify the contents of the work stipulated in the Worker Dispatching Act, the number of personnel, the name and location of the business operator and other places of dispatch work, the organizational unit, the dispatch period, the date of dispatch work, and other matters. In the event that a business trip is required for the work stipulated in the individual dispatch contract, this fact and the details of the business trip shall be stipulated in the individual dispatch contract.

Article 4 (Dispatch Fees)

1.	PayPay shall pay to PayStorage the dispatch fee stipulated in the individual dispatch contract as compensation for dispatching workers under this Agreement.
2.	PayStorage shall calculate the dispatch fee at the end of each month and invoice PayPay, who shall pay the fee by transferring it to the bank account designated by PayStorage by the end of each month (or the next business day if the end of the month falls on a bank holiday).
3.	The dispatch fee for overtime hours in excess of the statutory working hours stipulated in the Labor Standards Law and for working hours on days other than working days stipulated in the individual dispatch contract (hereinafter referred to as “holidays”) shall be as follows, and PayStorage shall not be entitled to claim extra wages in excess of these rates.

(1) Overtime hours and working hours on holidays other than statutory holidays shall be charged at a 25% premium to the dispatch fee. (2) Dispatch rates shall be increased by 35% for hours worked on statutory holidays in accordance with the Labor Standards Law. (3) Regardless of working days and holidays, a late-night surcharge of 25% of the dispatch fee will be added to the above surcharge for working hours between 10:00 p.m. and 5:00 a.m. the following day.

4.	Notwithstanding the provisions of the preceding paragraph, when the dispatch fee is determined on a monthly basis, the handling of working hours in excess of or short of the standard hours stipulated in the individual dispatch contract shall be in accordance with the provisions of the individual dispatch contract.
5.	Working hours, which are the basis for calculating the dispatch fee, shall be calculated on a daily basis in increments of one minute. The wages paid by PayStorage to dispatched workers shall be paid in accordance with Article 24 of the Labor Standards Law.
6.	Any fraction of a yen that arises in the calculation of the dispatch fee, or any fraction of a yen that arises when the dispatch fee is multiplied by the consumption tax and local consumption tax, shall be rounded down to the nearest yen.
7.	When it becomes necessary to revise the dispatch fee due to economic fluctuations, changes in various expenses, changes in dispatch work, etc., the dispatch fee may be revised upon consultation between PayPay and PayStorage.

Article 5 (Liability under Labor Law)

1.	PayPay and PayStorage shall comply with the provisions of the Worker Dispatching Act and the Labor Standards Act, etc., with respect to dispatch work based on individual dispatch contracts.
2.	In principle, PayStorage shall assume full responsibility as an employer under the Labor Standards Law and other applicable laws and regulations. However, PayPay shall be responsible for the management of working hours, safety and health, and other matters as an employer. PayStorage shall also be responsible as an employer for workers’ accident compensation insurance and unemployment insurance.

Article 6 (Complaint Handling)

PayPay and PayStorage shall, in close cooperation with each other, endeavor to appropriately and promptly handle and resolve complaints and other problems arising in connection with the employment of dispatched workers.

Article 7 (Appointment of Dispatched Workers)

1.	In dispatching dispatched workers under individual dispatch contracts, PayStorage shall appoint persons with sufficient qualifications, abilities, knowledge, techniques, skills, experience, etc. to perform the dispatch work.
2.	If a dispatched worker of PayStorage is deemed to be grossly inappropriate for the performance of the work, PayPay may request PayStorage to replace the worker, disclosing the reason for such a request. In addition, if circumstances of PayStorage require a change of dispatched workers, PayStorage shall notify PayPay in advance of the reason for the change, etc., and may replace the dispatched worker with PayPay’s consent.

Article 8 (Filling of Vacancies)

If a vacancy is likely to occur due to a dispatched worker’s illness, accident, taking annual paid leave, or for any other reason, PayStorage shall immediately notify PayPay to that effect and take measures to prevent the occurrence of the vacancy in accordance with PayPay’s request. The same shall apply in the event of a vacancy.

Article 9 (Compensation for Damages)

In the event that a dispatched worker violates PayPay’s instructions or rules and regulations in performing the work stipulated in the individual dispatch contract, or intentionally or negligently causes damage to PayPay or a third party, PayStorage shall compensate for such damage. However, this shall not apply in the case of negligence in giving orders to the dispatched worker or other reasons attributable to PayPay.

Article 10 (Confidential Information)

For the purpose of this Agreement, Confidential Information shall include all of the following. However, publicly known information shall be excluded.

(1) Private information related to the business

(2)Non-public information regarding intellectual property (inventions, devices, works and know-how, etc.)

(3)Non-public information regarding business partners or customers

(4)Non-public information on affiliated companies or non-public information on business alliances with other companies

(5)Non-public information on accounting, finance, personnel treatment, and organizational structure

(6)Personal information (whether private or public) regarding the executives, employees, customers, or other individuals with whom we do business.

(7)In addition to the preceding items, information specifically designated as confidential or information for which access is restricted

Article 11 (Duty of Confidentiality)

1.	PayStorage shall not misappropriate any confidential information of PayPay that has come to its knowledge for any purpose other than dispatching its own workers to PayPay, nor disclose or divulge such confidential information to any third party. The same shall apply after the termination of this Agreement.
2.	PayStorage shall not allow its dispatched workers to make unauthorized use of PayPay’s confidential information by themselves or to disclose or divulge such information to any third party during their employment or after their retirement, and if any of PayStorage’s dispatched workers violates such confidentiality obligation, PayStorage shall be liable for such violation as if PayStorage had violated the confidentiality obligation in the preceding paragraph.

Article 12 (Submission of Written Oath)

1.	If requested by PayPay, PayStorage shall have its dispatched workers submit the prescribed written pledge to itself and shall submit it to PayPay within a reasonable period of time designated by PayPay.
2.	PayStorage shall fully explain the contents of the written pledge in the preceding paragraph to PayStorage’s dispatched workers, and shall provide them with the necessary education to ensure that they comply with the confidentiality obligations set forth in this agreement.
3.	PayPay and PayStorage confirm that no employment contractual relationship shall arise between PayPay and PayStorage’s workers dispatched to PayPay as a result of the submission of the written pledge stipulated in Article 1 of this Article.

Article 13 (Obligation to Report Accidents)

1.	If there is a suspicion that a dispatched worker of PayStorage has misappropriated confidential information, or disclosed or leaked it to a third party, PayStorage shall immediately report the matter to PayPay and conduct the necessary investigation on its own.
2.	If PayPay determines that a dispatched worker of PayStorage has misappropriated confidential information, or disclosed or leaked it to a third party, PayPay shall inform PayStorage without delay, and PayStorage shall immediately conduct the necessary investigation.
3.	If, as a result of the investigations described in the preceding two paragraphs, it is found that a dispatched worker of PayStorage has violated this Agreement, PayStorage shall implement disciplinary measures against the worker in accordance with its work rules and regulations.
4.	PayStorage shall report to PayPay the results of the investigation, the dispositions, and measures to prevent recurrence as described in the preceding paragraph.

Article 14 (Handling of Cash and Securities)

PayPay shall not allow any of PayStorage’s dispatched workers to handle cash, securities, or other valuables. However, PayPay and PayStorage shall separately conclude a memorandum of understanding regarding the handling of cash, securities, and other valuables, if necessary in the course of business.

Article 15 (Use of Automobile)

PayPay and PayStorage shall separately enter into a Memorandum of Understanding regarding the use of automobiles when PayStorage’s dispatched workers use automobiles in performing their work or commuting to their place of employment.

Article 16 (Compliance with Internal Rules and Regulations and Intellectual Property)

1.	In the event that PayStorage’s dispatched workers perform said work at a work site provided by PayPay or PayPay’s client, PayStorage shall comply with PayPay’s internal rules, instructions, etc., and PayStorage shall obtain consent to this effect from PayStorage’s dispatched workers.
2.	In the event that any intellectual property is created by PayStorage’s dispatched workers in the course of performing their work, PayStorage shall confirm that such property rights shall belong to PayStorage in accordance with PayStorage’s internal rules, and shall obtain written consent from PayStorage’s dispatched workers as specified by PayStorage.

Article 17 (Cancellation of Contract)

1.	In the event that the other party falls under any of the following items, either PayPay or PayStorage shall demand that the other party correct the situation, and if the other party fails to do so within a reasonable period of time, either party may terminate this Agreement in whole or in part.

(1)	When the provisions of this Agreement or the individual dispatch contract are violated
(2)	When the Worker Dispatching Act or other related laws and regulations have been violated

2.	Either PayPay or PayStorage may terminate this Agreement, in whole or in part, without any notice, if the other party falls under any of the following items

(1) When a petition for seizure, provisional seizure, compulsory execution or auction has been filed

(2) When a petition for bankruptcy, corporate reorganization, or civil rehabilitation is filed

(3) When there has been a disposition of suspension of bill clearing transactions or tax delinquency

(4) When the Company dissolves or transfers all or a significant part of its business to a third party

(5) When a license for a worker dispatching undertaking has been revoked or an order to suspend the undertaking has been issued

(6) When there is an act that seriously destroys the relationship of trust

(7) When any other acts similar to those in the preceding items have been committed.

Article 18 (Cancellation of Individual Dispatch Contract)

If PayPay intends to terminate the individual dispatch contract mid-term for reasons attributable to PayPay, PayPay shall give at least 30 days’ notice to PayStorage, and shall comply with the provisions of Article 29-2 of the Worker Dispatching Act.

Article 19 (Exclusion of Antisocial Forces)

1.	PayPay and PayStorage represent and warrant to the other party the following items.

(1) Not being and not having been antisocial forces

(2) Not using antisocial forces

(3) Do not provide benefits to antisocial forces with knowledge that they are antisocial forces.

(4) Officers or persons substantially involved in the management of the company are not antisocial forces, or do not associate with antisocial forces.

2.	Antisocial forces” in the preceding paragraph means groups or individuals who pursue economic benefits by using violence, force and fraudulent methods, such as organized crime groups, companies affiliated with organized crime groups, general assemblymen, social movement advocacy groups, political activity advocacy groups, special intelligence groups, or members of these groups.
3.	If any of the representations and warranties set forth in Paragraph 1 are found to be in error with respect to either PayPay or PayStorage, the other party may immediately terminate this Agreement and any agreement entered into incidental hereto, in whole or in part, without any notice.
4.	In the event of cancellation of a contract pursuant to the preceding paragraph, the party who has cancelled the contract shall not be liable to the other party for any damages.

Article 20 (Matters to be discussed)

In the event that any matter not provided for in this Agreement or any matter in this Agreement arises for discussion, both PayPay and PayStorage shall discuss and decide such matter in good faith on a case-by-case basis.

Article 21 (Effective Period)

1.	The term of validity of this contract shall be one year from the date of conclusion of the contract. However, if neither PayPay nor PayStorage expresses their intention to terminate the contract in writing at least one month prior to the expiration of the term, the contract shall continue for one year under the same terms and conditions as the contract concerned, and the same shall apply thereafter.
2.	In the event of termination of this Agreement due to expiration of the term or termination as stipulated in Articles 17 or 19, the confidentiality obligations of PayStorage or PayStorage’s dispatched workers as stipulated in Article 11 shall remain in effect.

Article 22 (Court of Jurisdiction)

The district court having jurisdiction over the location of the defendant’s head office shall be the exclusive court of first instance for any judicial disputes related to this agreement.

In order to certify the conclusion of the above agreement, two (2) copies of this document shall be prepared, one copy shall be signed and sealed by PayPay and the other copy shall be retained by PayStorage.

June 6, 2023

PayPay:

1-3 Kioi-cho, Chiyoda-ku, Tokyo

PayPay Inc.

Representative Director Ichiro Nakayama

PayStorage:

1-1 1-9 Minami-Senba, Osaka City, Osaka

Room G, 6F, Nagahori Yachiyo Bldg.

Paystorage, Inc.

Representative Director Shota Matsuyama